Exhibit 3.35

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

That CSI Compressco Inc., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1. That by unanimous written consent in lieu of a meeting in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of the Company duly adopted the following resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Company:

RESOLVED, that the Certificate of Incorporation of the Company be amended by changing Article FIRST thereof so that, as amended, said Article FIRST shall be and read as follows:

“FIRST: Name. The name of the corporation is Compressor Systems, Inc.”

2. That by unanimous written consent in lieu of a meeting, the sole stockholder of the Company approved the proposed amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on this 21st day of January, 2015.

CSI COMPRESSCO INC.

By:	/s/ Kimberly M. O’Brien

Name:	Kimberly M. O’Brien
Title:	Assistant Secretary